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                                                                      Exhibit 21

                        LIST OF SIGNIFICANT SUBSIDIARIES


The following is a list of the significant subsidiaries of the registrant:

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                                                            STATE OF                    PERCENTAGE
                                                          INCORPORATION                 OWNERSHIP
NAME OF SIGNIFICANT SUBSIDIARY                           OR ORGANIZATION                OF ENTITY
------------------------------                           ---------------                ---------

Alton Gaming Company                                  Illinois Corporation                 100%
The Missouri Gaming Company                           Missouri Corporation                 100%
The St. Louis Gaming Company                          Missouri Corporation                 100%
The Indiana Gaming Company                             Indiana Corporation                 100%
Iowa Gaming Company                                     Iowa Corporation                   100%
Iowa Development Corporation                            Iowa Corporation                   100%
Argosy of Louisiana, Inc.                             Louisiana Corporation                100%
Jazz Enterprises, Inc.                                Louisiana Corporation                100%
Catfish Queen Partnership
    In Commendam                                      Louisiana Partnership                100%
Indiana Gaming Company, L.P.                       Indiana Limited Partnership            57.5%
Belle of Sioux City, L.P.                           Iowa Limited Partnership               70%
Centroplex Centre Convention Hotel, L.L.C.      Louisiana Limited Liability Company        100%
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